Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266228
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 6, 2022)

Pagaya Technologies Ltd.
Up to 46,100,020 Class A Ordinary Shares
Up to 676,627,977 Class A Ordinary Shares Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the prospectus, dated December 6, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266228), with the unaudited financial results for the quarter and fiscal year ended December 31, 2022 (the “unaudited financial results”) announced by Pagaya Technologies Ltd. (the “Company” or “Pagaya”) on February 15, 2023. Accordingly, we have attached unaudited financial results to this prospectus supplement. The unaudited financial results are subject to completion of final audit adjustments, and therefore could differ from the financial results in the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 46,100,020 Class A Ordinary Shares, no par value (the “Class A Ordinary Shares”), including the Class A Ordinary Shares that may be issued upon exercise of the public warrants and the private placement warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per Class A Ordinary Share for the public warrants, $11.50 per Class A Ordinary Share for 5,166,667 private placement warrants, $0.000054 per Class A Ordinary Share for 4,316,570 private placement warrants, $0.000005 per Class A Ordinary Share for 26,941,517 private placement warrants and $1.60551 per Class A Ordinary Share for 91,933 private placement warrants and (2) the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of up to 676,627,977 Class A Ordinary Shares (including Class A Ordinary Shares underlying the Warrants and Class B Ordinary Shares).

Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement, and any supplements or amendments carefully before you invest in our securities. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our Class A Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PGY.” On February 14, 2023, the closing price of our Class A Ordinary Shares on Nasdaq was $1.34 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 23 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the SEC, the Israeli Securities Authority or any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2023.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Revenue from fees	$178,173	$144,262	$685,414	$445,866
Other Income
Interest income	14,631	10,621	57,758	28,877
Investment income (loss)	86	(153)	5,756	(155)
Total Revenue and Other Income	192,890	154,730	748,928	474,588
Costs and Operating Expenses
Production costs (1)	124,709	78,450	451,084	232,324
Research and development (2)	23,554	14,867	150,933	66,211
Sales and marketing (2)	13,974	12,063	104,203	49,627
General and administrative (1)(2)	57,350	51,536	294,213	132,235
Total Costs and Operating Expenses	219,587	156,916	1,000,433	480,397
Operating Loss	(26,697)	(2,186)	(251,505)	(5,809)
Other loss, net	(34,715)	(4,300)	(24,869)	(55,839)
Loss Before Income Taxes	(61,412)	(6,486)	(276,374)	(61,648)
Income tax expense (benefit)	(9,204)	(3,542)	16,400	7,875
Loss Including Noncontrolling Interests	(52,208)	(2,944)	(292,774)	(69,523)
Less: Net income (loss) attributable to noncontrolling interests	(18,210)	7,512	9,547	21,628
Loss Attributable to Pagaya Technologies Ltd.	$(33,998)	$(10,456)	$(302,321)	$(91,151)
Per share data:
Net loss attributable to Pagaya Technologies Ltd.	$(33,998)	$(10,456)	$(302,321)	$(91,151)
Less: Undistributed earnings allocated to participated securities	—	(6,064)	(12,205)	(19,558)
Less: Deemed dividend distribution	—	—	—	(23,612)
Net loss attributed to Pagaya Technologies Ltd.	$(33,998)	$(16,520)	$(314,526)	$(134,321)
Net loss per share attributable to Pagaya Technologies Ltd.:
Basic and Diluted (3)	$(0.05)	$(0.08)	$(0.69)	$(0.69)
Non-GAAP adjusted net income (loss) (4)	$(3,683)	$380	$(32,664)	$37,259
Non-GAAP adjusted net income (loss) per share:
Basic (3)	$(0.01)	$0.00	$(0.07)	$0.19
Diluted (3)	$(0.01)	$0.00	$(0.07)	$0.14
Weighted average shares outstanding (Class A and Class B):
Basic (3)	688,165,887	197,751,810	459,044,846	195,312,586
Diluted (3)	697,441,165	448,116,776	699,631,838	262,995,525

(1) Certain amounts included for the three months ended December 31, 2021 in Production costs have been reclassified to be included in General and administrative expenses in order to conform to the presentation for the 2022 periods and year ended December 31, 2021. The effect of the reclassification on the Company’s previously reported unaudited condensed consolidated interim financial statements for each of the three months ended September 30, 2021, June 30, 2021 and March 31, 2021 is a decrease in Production costs and a corresponding increase in General and administrative expenses of approximately $11.0 million, $8.9 million and $7.8 million for the three months ended September 30, 2021, June 30, 2021, and March 31, 2021, respectively. The reclassification has no other effect on the previously reported financial position, net loss, and cash flows for the 2021 periods.

(2) The following table sets forth share-based compensation for the periods indicated below:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Research and development	$4,886	$800	$81,337	$27,042
Selling and marketing	3,843	1,048	58,377	18,458
General and administrative	9,953	2,963	101,975	22,285
Total	$18,682	$4,811	$241,689	$67,785
(3) Prior period amounts have been retroactively adjusted to reflect the 1:186.9 stock split effected on June 22, 2022.

(4) See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of this and adjusted EBITDA, another non-GAAP measure.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(In thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$309,793	$190,778
Restricted cash	22,539	7,000
Short-term deposits	—	5,020
Fees receivable	59,219	32,332
Investments in loans and securities	1,007	5,142
Prepaid expenses and other current assets	27,258	6,263
Total current assets	419,816	246,535
Restricted cash	4,744	6,797
Fees receivable	38,774	19,208
Investments in loans and securities	462,969	277,582
Equity method and other investments	25,894	14,841
Right-of-use asset	61,077	—
Property and equipment, net	31,663	7,648
Deferred tax assets, net	—	5,681
Deferred offering costs	—	11,966
Prepaid expenses and other assets	142	—
Total non-current assets	625,263	343,723
Total Assets	$1,045,079	$590,258
Liabilities, Redeemable convertible preferred shares, and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,739	$11,580
Accrued expenses and other liabilities	49,496	17,093
Operating lease liability - current	8,530	—
Secured borrowing - current	61,829	—
Income taxes payable - current	6,424	—
Total current liabilities	128,018	28,673
Non-current liabilities:
Warrant liability	1,400	27,469
Revolving credit facility	15,000	—
Secured borrowing - non-current	77,802	37,905
Operating lease liability - non-current	49,097	—
Income taxes payable - non-current	7,771	11,812
Deferred tax liabilities, net - non-current	568	—
Total non-current liabilities	151,638	77,186
Total liabilities	279,656	105,859
Redeemable convertible preferred shares	—	307,047
Shareholders’ equity (deficit):
Additional paid-in capital	968,432	113,170
Accumulated other comprehensive income loss	(713)	—
Accumulated deficit	(414,199)	(111,878)
Total Pagaya Technologies Ltd. shareholders’ equity	553,520	1,292
Noncontrolling interests	211,903	176,060
Total shareholders’ equity	765,423	177,352
Total Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Equity	$1,045,079	$590,258

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss including noncontrolling interests	$(292,774)	$(69,523)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity method income (loss)	(5,756)	155
Loss on sale of equity method investments	—	421
Depreciation and amortization	6,294	815
Share-based compensation	241,689	67,785
Fair value adjustment to warrant liability	(11,088)	53,019
Issuance of ordinary shares related to commitment shares	1,000	—
Loss on investments in loans and securities	15,007	—
Loss on loans held-for-investment	10,651	—
Other than temporary impairment of investments in loans and securities	33,704	—
Impairment of goodwill and other intangible assets	3,209	—
Change in operating assets and liabilities:
Fees and other receivables	(46,453)	(27,555)
Deferred tax assets, net	5,681	(3,378)
Deferred tax liabilities, net	568	—
Prepaid expenses and other assets	(23,227)	(4,738)
Right-of-use asset	7,742	—
Accounts payable	(9,841)	10,999
Accrued expenses and other liabilities	32,403	13,407
Operating lease liability	(11,192)	—
Income tax payable	2,383	8,404
Net cash (used in) provided by operating activities	(40,000)	49,811
Cash flows from investing activities
Proceeds from the sale/maturity/prepayment of:
Investments in loans and securities	112,897	28,904
Short-term deposits	5,020	53,412
Equity method and other investments	453	8,925
Payments for the purchase of:
Investments in loans and securities	(355,633)	(202,366)
Property and equipment	(22,406)	(6,624)
Equity method and other investments	(5,750)	(22,991)
Net cash used in investing activities	(265,419)	(140,740)
Cash flows from financing activities
Proceeds from sale of ordinary shares in connection with the Business Combination and PIPE Investment, net of issuance costs	291,872	—
Proceeds from issuance of redeemable convertible preferred shares, net	—	172,645
Proceeds from issuance of ordinary share warrants, net	—	20,807
Proceeds from secured borrowing	139,413	37,905
Proceeds received from noncontrolling interests	105,469	151,035
Proceeds from revolving credit facility	42,100	—
Proceeds from exercise of stock options	1,617	346
Proceeds from exercise of redeemable convertible preferred shares warrants	—	400
Distribution made to noncontrolling interests	(77,764)	(81,548)
Distribution made to revolving credit facility	(27,100)	—
Distribution made to secured borrowing	(37,687)	—
Payment for deferred offering costs	—	(11,966)
Net cash provided by financing activities	437,920	289,624
Net increase in cash, cash equivalents and restricted cash	132,501	198,695
Cash, cash equivalents and restricted cash, beginning of period	204,575	5,880
Cash, cash equivalents and restricted cash, end of period	$337,076	$204,575

PAGAYA TECHNOLOGIES LTD.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net Loss Attributable to Pagaya Technologies Ltd.	$(33,998)	$(10,456)	$(302,321)	$(91,151)
Adjusted to exclude the following:
Share-based compensation	18,682	4,811	241,689	67,785
Fair value adjustment to warrant liability	(1,680)	1,542	(11,088)	53,019
Other than temporary impairment loss on certain investments	8,836	—	8,836	—
Impairment of goodwill and other intangible assets	3,209	—	3,209	—
Non-recurring expenses	1,268	4,483	27,011	7,606
Adjusted Net Income (Loss)	(3,683)	380	(32,664)	37,259
Adjusted to exclude the following:
Interest expenses	1,716	—	5,136	—
Provision for income tax	(9,204)	(3,542)	16,400	7,875
Depreciation and amortization	2,217	326	6,294	815
Adjusted EBITDA	$(8,954)	$(2,836)	$(4,834)	$45,949